Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-211250) of Johnson & Johnson of our report dated June 16, 2022 relating to the financial statements and supplemental schedule of Johnson & Johnson Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 16, 2022